Exhibit 99.1

For More Information
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
650-838-6101	310-208-2550

FOR IMMEDIATE RELEASE

ABD INSURANCE AND FINANCIAL SERVICES APPOINTS

DAN R. FRANCIS AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

EAST PALO ALTO, Calif. – December 5, 2005 – Greater Bay Bancorp (Nasdaq:GBBK) today announced the appointment of Dan R. Francis as President and Chief Executive Officer of ABD Insurance and Financial Services, effective January 1, 2006. Mr. Francis will succeed Frederick J. de Grosz who will assume the role of Co-Chairman of the Board of ABD, joining current Chairman Bruce M. Basso in that new role.

“We are extremely pleased to have a proven executive of Dan’s caliber to assume the leadership role in this critically important part of our Company,” stated Byron A. Scordelis, President and Chief Executive Officer of Greater Bay Bancorp. “He brings a considerable track record of experience and accomplishment to this position as well as an extensive knowledge of the ABD organization and culture which should ensure a seamless managerial transition.”

“We are also delighted that both Fred and Bruce will continue in active executive roles which reaffirm their long-term involvement in ABD’s future,” commented Mr. Scordelis. “They will be integral to the Company’s strategic direction, and interaction with key industry constituents. Joining with Dan, they form an exceptional executive team which is a testament to both the depth and commitment of ABD’s future leadership.”

Mr. Francis began his career in 1976 as an insurance producer with Rollins, Burdick and Hunter in Palo Alto. In 1979, he joined California Casualty Management Company located in San Mateo as Vice President and Home Office Sales Manager of its Business Insurance Division. He moved to COMPRO Insurance Brokers in 1990 which was later acquired by Minet Insurance Services, Inc.

In 1994, Mr. Francis was appointed President of Minet’s Technology Division, a position which he held until Minet’s sale to ABD in 1997. During his tenure at ABD, Mr. Francis has served as President of ABD’s Technology Division and President of its Property and Casualty Operations unit before being named as Chief Operating Officer of ABD in 2004.

“Dan is an outstanding leader and an astute manager who possesses an exceptional knowledge of both the insurance industry and of ABD,” commented Mr. de Grosz. “He has been the catalyst in

ABD Insurance and Financial Services Appoints

Dan R. Francis as President and Chief Executive Officer

December 5, 2005

building one of the most formidable technology brokerage practices in the nation. Our entire organization is fortunate to have an executive of Dan’s experience, integrity, and expertise to lead ABD in its quest for continued growth and success.”

Mr. Francis earned a bachelors degree from Stanford University in 1976. He currently serves as Chairman of Sports Challenge in Palo Alto, and is an active supporter of the Boys and Girls Clubs of the Peninsula.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the greater San Francisco Bay Area through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce, and San Jose National Bank. Nationally, Greater Bay Bancorp provides customized lending services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s commercial insurance brokerage subsidiary, provides employee benefits consulting and risk management solutions to business clients throughout the United States. For additional information, please visit: www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2004, and particularly the discussion of risk factors within such documents.

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